Exhibit 10.21

BETTER THERAPEUTICS
Employment Offer Letter

May 7, 2021

Mark Heinen

[***]

Re:         Offer of Employment by Better Therapeutics

Dear Mark Heinen:

Better Therapeutics, Inc. (the “Company”) is pleased to offer you employment with the Company on the terms described below. The terms of our offer and the benefits currently provided by the Company are as follows:

1.            Position. You will be employed by the Company as Head of Finance commencing on May 10, 2021 (your “Start Date”). You will be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are in effect during the term of your employment. During the term of your employment with the Company, you agree to devote your best efforts and substantially all of your business time and attention to your employment duties for the Company.

2.            Compensation. Your starting salary will be $285,000.00 per Year, or in the event of any portion of a year, a pro rata amount of such annual salary, payable in accordance with the Company’s normal payroll practices (with such payroll deductions and withholdings as are required by law). You will also be eligible to participate in the Company’s annual bonus plan. Your target bonus will be equal to 25% of your annual salary.

3.            Benefits. You will be eligible to participate in regular health insurance, and other employee benefit plans established by the Company for its employees from time to time.

Except as provided below, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future.

4.            Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Confidential Information and Inventions Assignment Agreement" (the “Confidential Information Agreement”) as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

5.            Equity Incentives. An equity grant will be made by the board, following the completion of the upcoming SPAC/PIPE transaction. The exact award will be determined by the Board of Directors or it’s compensation committee at the next regularly scheduled date on which the Board of Directors of the Company makes equity grants to employees. Any grant of equity and the amount of such equity grant is in the sole discretion of the Company and its Board of Directors and will be subject to the terms of the applicable equity agreement. The Company will grant you an option to purchase shares of common stock of the corporation at an exercise price equal to the fair market value of such shares at the time of the grant (the “Stock Option”). The Stock Option will be subject to the terms and conditions of the Company’s then-effective Stock Option and Grant Plan (the “Stock Plan”) and an applicable stock option agreement thereunder. The Stock Option will vest as follows: so long as you remain a full-time employee of the Company: 25% upon the first anniversary of your start date and in 36 equal monthly increments thereafter, and will automatically vest in full upon a sale or change of control of the Company. Further details on the Stock Plan and the Stock Option will be provided upon approval of such grant by the Company's Board of Directors.

6.            At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with our without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any equity incentive, bonus or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

7.            Authorization to Work. On your first day of employment, as required by the Immigration Reform and Control Act of 1986, you will be required to show us identity and eligibility documents that comply with the law and verify your right to work in the United States. Please have these documents available on your first day. If you are unable to produce the required documents within three business days of your start date, your employment will be suspended. Please note, although not required for I-9 purposes, the Company also requires a copy of your Social Security Card so that we may verify your legal name and Social Security number. Please have your Social Security Card available on your first day. You will also be asked to acknowledge and indicate your acceptance of certain Company policies and matters relating to your employment, including, but not limited to: confidentiality, conflicts of interest, and inventions.

If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our Operations Lead, Lauren Burns..

8.            Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in San Francisco, California, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

9.            Background Check. This offer is contingent upon a successful employment verification of criminal, education, and employment background. The results are confidential and shall be used solely for the purpose of determining your eligibility for employment. This offer can be rescinded based upon data received in the verification.

10.          Acceptance. This offer will remain open until May 9, 2021. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read, understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Lauren Burns
Lauren Burns
Head of Operations

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

ACCEPTED AND AGREED

By:	/s/ Mark Heinen	Date: May 8, 2021
Mark Heinen